                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                                   -----------------------------
FORM 5                                                      OMB APPROVAL
                                                   -----------------------------
[_] Check box if no longer                         OMB Number: 3235-0362
    subject to Section 16. Form 4                  Expires:  September 30, 1998
    or Form 5 obligations may                      Estimated average burden
    continue. See Instruction 1(b).                hours per response ...... 1.0
                                                   -----------------------------
[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported


              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940




1. Name and Address of Reporting Person

Alsabery, Zane
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  (Last)                             (First)                         (Middle)

31166 Via Colinas
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                                    (Street)

Westlake Village  CA  USA                       91362
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  (City)                             (State)                          (Zip)


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2. Issuer Name and Ticker or Trading Symbol

NewCom, Inc. "NWCM"
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

2/1998
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5. If Amendment Date of Original   (Month/Year)


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6. Relationship of Reporting Person to Issuer
       (Check all applicable)


             x    Director                         10% Owner
           -----                           ------

                  Officer (give                    Other (specify
           -----           title below)    ------         below)


                   ----------------------------------

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7. Individual or Joint/Group Filing                 (Check Applicable Line)

             x   Form filed by One Reporting Person
           -----
           _____ Form filed by More than One Reporting Person
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
                         Table I -- Non-Derivative Securities Acquired, Disposed of or Beneficially Owned

1. Title of Security        2. Trans-   3. Trans-      4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature
   (Instr. 3)                  action      action         or Disposed of (D)          Securities          Form:         of Indirect
                               Date        Code           (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                          (Instr. 8)                                  Owned at End       (D) or         Ownership
                              (Month/                  --------------------------     of Issuer's         Indirect     (Instr. 4)
                               Day/                     Amount   (A) or    Price      Fiscal Year        (I)
                               Year)                             (D)                 (Instr. 3 and 4)    (Instr. 4)
--------------------------  ----------  ----------     --------  ------    ------   ----------------   ------------  -------------
Common Stock                  9/1/94        A             27056    A        10.00            221305          D
--------------------------  ----------  ----------     --------  ------    ------    --------------    ------------  -------------
Common Stock Total                                                                           221305
--------------------------    ----------  ----------     --------  ------    ------  --------------    ------------  -------------

--------------------------    ----------  ----------     --------  ------    ------  --------------    ------------  -------------

--------------------------    ----------  ----------     --------  ------    ------  --------------    ------------  -------------

--------------------------    ----------  ----------     --------  ------    ------  --------------    ------------  -------------

--------------------------    ----------  ----------     --------  ------    ------  --------------    ------------  -------------

--------------------------    ----------  ----------     --------  ------    ------  --------------    ------------  -------------

--------------------------    ----------  ----------     --------  ------    ------  --------------    ------------  -------------

--------------------------    ----------  ----------     --------  ------    ------  --------------    ------------  -------------

--------------------------    ----------  ----------     --------  ------    ------  --------------    ------------  -------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).



                                   Page 1 of 2                           (Over)
                                                                SEC 2270 (7-96)


                          Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security  2. Conversion    3. Transaction  4. Transaction   5. Number of Derivative      6. Date Exercisable
  (Instr. 3)                        or Exercise      Date            Code              Securities Acquired (A)      and Expiration
                                    Price of                         (Instr. 8)        or Disposed of (D)           Date
                                    Derivative      (Month/Day/                       (Instr. 3, 4, and 5)         (Month/Day/
                                    Security         Year)                                                         Year)
                                                                                    --------------------------   -------- ----------
                                                                                        (A)        (D)            Date    Expiration
                                                                                                                  Exer-   Date
                                                                                                                  cisable
-------------------------------  --------------   --------------  ---------------   --------------- ----------   -------- ----------
Stock Option [1]                           7.98                       A                       35106                           6/1/07
-------------------------------  --------------   --------------  ---------------   --------------- ----------   -------- ----------
Stock Option Total
-------------------------------  --------------   --------------  ---------------   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  ---------------   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  ---------------   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  ---------------   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  ---------------   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  ---------------   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  ---------------   --------------- ----------   -------- ----------


7. Title and Amount of    8. Price of Derivative  9. Number of Derivative     10. Ownership of             11. Nature of
   Underlying Securities     Security (Instr. 5)     Securities Beneficially      Derivative Security:         Indirect Beneficial
  (Instr. 3 and 4)                                   Owned at End of Year         Direct (D) or                Ownership (Instr. 4)
                                                     (Instr. 4)                   Indirect (I) (Instr. 4)
------------------------
  Title       Amount or
              Number of
              Shares
------------  ----------  ----------------------  --------------------------  ---------------------------  ------------------------
Common Stock      35,106                                               35106               D
------------  ----------  ----------------------  --------------------------  ---------------------------  ------------------------
Common Stock                                                           35106
------------  ----------  ----------------------  --------------------------  ---------------------------  ------------------------

------------  ----------  ----------------------  --------------------------  ---------------------------  ------------------------

------------  ----------  ----------------------  --------------------------  ---------------------------  ------------------------

------------  ----------  ----------------------  --------------------------  ---------------------------  ------------------------

------------  ----------  ----------------------  --------------------------  ---------------------------  ------------------------

------------  ----------  ----------------------  --------------------------  ---------------------------  ------------------------

------------  ----------  ----------------------  --------------------------  ---------------------------  ------------------------

Explanation of Responses:

1. 25% on each of June 1, 1998, 1999, 2000, and 2001.



                              _______________________________    ______________
                              **Signature of Reporting Person         Date


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                 SEC 2270 (7-96)